Contact: Jon D. Van Deuren Investor Relations Department Aames Financial Corporation (323) 210-5311

For Immediate Release

Aames Financial Corporation Completes $150 Million Securitization and $365 Million of Whole Loan Sales

Appoints New Chief Financial Officer and New Director

LOS ANGELES, CA., April 9, 2001 - Aames Financial Corporation (NYSE: AAM), a leader in subprime home equity lending, announced today the successful completion of a $150.0 million asset backed securitization and $365.0 million in whole loan sales for the recently completed quarter-ended March 31, 2001. The Company also announced the appointment of Ronald J. Nicolas, Jr. as Chief Financial Officer and Stephen E. Wall as a director.

Loan Securitization and Whole Loan Sales

The Company announced that it closed a $150.0 million securitization transaction of fixed rate mortgage loans. The Company sold the related residual interest for cash to an affiliate of the Company's largest stockholder under its Residual Forward Sale Facility. The Company also sold the servicing rights and prepayment penalties in the transaction to Countrywide Home Loans, Inc.

The Company also announced that it sold its Alt A, second mortgage and ARM/Hybrid mortgage loan production through the $365.0 million of whole loan sales in the secondary market for cash on a servicing-released basis.

"Over the course of the last 18 months, we have made significant progress in improving the quality and pricing of our production" said John Kohler, Executive Vice President, Capital Markets and Secondary Marketing. "That is now paying off in terms of increased investor interest in both our ABS and our whole loans transactions. For the March quarter, we sold approximately 70% of our production through whole loan sales. We are, however, committed to being a regular issuer of ABS and for the March quarter we executed a $150 million fixed rate security with a senior/subordinate structure. Our objective is to optimize execution between the securitization and whole loan markets to maximize our gain rate while improving our current and projected cash flow."

"The mix of securitization and whole loan sales transactions reflects, in part, our strategy to maximize funding opportunities in the marketplace," said A. Jay Meyerson, Chief Executive Officer.

Board and Management Appointments

The Company also announced that effective April 23, 2001 Ronald J. Nicolas, Jr. will assume the office of Executive Vice President and Chief Financial Officer, replacing James Huston who resigned, and that Stephen E. Wall has been appointed to the Board of Directors of the Company, filling the vacancy created by the resignation from the Board of Directors of Georges C. St. Laurent, Jr. on February 15, 2001.

Mr. Nicolas has held various senior executive finance positions at KeyCorp since 1993. Most recently, Mr. Nicolas served as Executive Vice President and Group Finance Executive of KeyCorp's Retail, Internet, Operations and Information Technology Divisions. Prior to that time, Mr. Nicolas served as Executive Vice President and Chief Financial Officer of Key Bank USA, KeyCorp's consumer finance subsidiary, where he worked closely with Aames' CEO Meyerson. Prior to joining KeyCorp, Mr. Nicolas held senior positions at Marine Midland Banks, Inc., Harte Hanks Direct Marketing and Harte Hanks Communications, Inc.

"Ron comes to Aames with 19 years of experience in the financial services industry," Meyerson said. "Ron will be responsible for leading the finance organization which will include evaluating strategic funding alternatives and coordinating the Company's long-term profit planning."

Mr. Wall served in various capacities with KeyCorp and its predecessors from 1970 through 1999 when he retired. At the time of his retirement, Mr. Wall was Executive Vice President of KeyCorp and the Chairman, President and Chief Executive Officer of KeyBank National Association where he served as a retail banking executive. Mr. Wall also served as Executive Vice President of Society Corporation and, before that Centran Corporation. Mr. Wall received a B.A. degree from the California State University at Long Beach.

"Steve is a former colleague of mine with extensive background and experience in the financial services industry," said Meyerson. "I am extremely honored that Steve will be joining our team and I look forward to working with him again."

The Company also announced that, in December 2000, Steven M. Gluckstern resigned from the Board of Directors and as Chairman. Mani A. Sadeghi, a member of the Board of Directors, was appointed as Chairman and Joseph R. Tomei was appointed to the Board of Directors.

Aames Financial Corporation is a leading home equity lender, and at December 31, 2000 operated 100 retail Aames Home Loan offices and 5 wholesale loan centers nationwide.

From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2000 and subsequent filings by the Company with the United States Securities and Exchange Commission.